Exhibit 99.1

RCI Updates on 10-K Filing, Revenues, Free Cash Flow, Share Buybacks, and Acquisitions

HOUSTON—December 16, 2019–RCI Hospitality Holdings, Inc. (Nasdaq: RICK) announced the following updates today.

FY19 10-K: The company expects to file its Form 10-K for the year ended September 30, 2019, which was due today, in February 2020. In the interim, a Form 12b-25 notice of the delay has been filed with the SEC.

Revenues: RCI reported preliminary total revenues for 4Q19 of $45.2 million, up 11.1% from $40.7 million in the year-ago quarter, and preliminary total revenues for FY19 of $181.1 million, up 9.2% from $165.7 million last year. Through the first two months of 1Q20, which ends December 31, 2019, both Nightclubs and Bombshells total and same-store sales are up over the same period last year. RCI will report 1Q20 sales on January 9, 2020.

Free Cash Flow: For FY19, the company expects to report net cash from operating activities in the range of $36.5 million to $37.5 million, less maintenance capital expenditures in the range of $3.5 million to $4.0 million, resulting in free cash flow approximating a range of $32.5 million to $34.0 million. This compares to FCF of $23.2 million in FY18.

Share Buybacks: Since September 24, 2019, RCI has repurchased approximately 359,000 shares in the open market, for approximately $7.0 million, leaving the number of shares currently outstanding at approximately 9.26 million, approximately 3.7% lower than last reported as of the end of our fiscal third quarter.

Acquisitions: The company is on track with finalizing its previously announced acquisition of a well-established nightclub in the Northeast Corridor. Closing is expected in the company’s 2Q20. In addition, RCI is in active negotiations on a number of other club acquisition opportunities.

CEO Comment: “While we are disappointed at having to delay the filing of our 10-K, it was not totally unexpected given our recent change in auditors,” said Eric Langan, President & CEO. “All other aspects of the business are doing well. We are working as hard as we can for our investors.”

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com

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Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) our ability to maintain compliance with the filing requirements of the SEC and the Nasdaq Stock Market, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Contacts: Gary Fishman and Steven Anreder at (212) 532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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